CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No 26, to the registration statement on Form N-1A of our reports dated February 20 2008, for OpCap Balanced Portfolio, OpCap Equity Portfolio, OpCap Mid Cap Portfolio, OpCap Small Cap Portfolio and NFJ Dividend Value Portfolio, and February 26, 2008 for OpCap Managed Portfolio (each a portfolio of PREMIER VIT, hereinafter, the "Fund"), relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Report to Shareholders of each of the portfolios, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY

April 16, 2008